James Stafford

James Stafford, Inc.*
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional, James Stafford, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 23 July 2007, with respect to the consolidated balance sheet of Rotoblock Corporation as at 30 April 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the year then ended and for the period from the date of inception on 2 September 2003 to 30 April 2007 in the Form 10-KSB of Rotoblock Corporation dated 29 October 2007.

/s/ James Stafford
Vancouver, Canada                                                                                                                          Chartered Accountants

29 October 2007